Exhibit 99.1

Granite Names James A. Radich as Chief Operating Officer

WATSONVILLE, Calif. — Granite (NYSE:GVA) announced that effective December 1, 2020, James A. Radich is appointed executive vice president and chief operating officer (COO). As COO, Radich will be responsible for overseeing the day-to-day operations of the company and will provide the leadership to ensure that the appropriate reporting procedures, people, and systems are in place to meet the operating requirements and financial goals of the company. Radich will join the Executive Committee and will report to Granite President and Principal Executive Officer Kyle Larkin.

“As a Granite veteran, Jim has a deep understanding of our business and culture, and he has a track record of delivering results,” said Larkin. “In his most recent role leading our California operations, he steadily grew the core construction and materials business while expanding our alternative procurement project portfolio, and he significantly increased our presence in the private works arena. He is a well-respected leader who I am pleased to welcome to the executive team. I look forward to our continued collaboration and partnership.”

Since joining Granite in 1980, Radich has served in a progression of leadership roles across diverse end markets including tunneling, marine work, structures, underground, and earthwork. Prior to this appointment, Radich served as senior vice president and California group manager. From 1993 to 2011, Radich was employed outside of Granite. He is a proven leader and was named Granite’s 2020 Outstanding Leader, a recognition of individual achievement and embodiment of Granite’s Core Values. Radich will be based in Watsonville, California.

Radich received a B.S. in Civil Engineering from Santa Clara University, and is a Registered Civil Engineer in California.

About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. In addition to being one of the World’s Most Ethical Companies for eleven consecutive years, Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Granite Contacts

Media

Erin Kuhlman 831-768-4111

Investors

Lisa Curtis 831-728-7532

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